NEWS RELEASE





FOR IMMEDIATE RELEASE:                                  April 24, 1996



Carlisle, PA            Hanover, PA
Chambersburg, PA        Middletown, PA
Elizabethtown, PA       Waynesboro, PA
Gettysburg, PA          Williamsport, MD


                         FINANCIAL TRUST CORP ANNOUNCES
                           RECORD QUARTERLY EARNINGS
           DECLARES SECOND QUARTER DIVIDEND AND A 10% STOCK DIVIDEND



        Ray L. Wolfe, Chairman of the Board and Chief Executive Officer, today announced Financial Trust Corp's (NASDAQ-FITC) first quarter earnings were the highest quarterly earnings in the history of the corporation. Quarterly net income was $4,804,000, an 11.0% increase over first quarter 1995 earnings of $4,328,000. Return on average assets grew to 1.68%, up from first quarter 1995's 1.60%. Assets at March 31, 1996 were $1.16 billion.

        First quarter earnings per share rose to $.62, up 10.7% over 1995's first quarter. Net interest margin continued above 5% and loan quality remains excellent by peer standards.

        All financial results for 1995 have been pooled and restated to include the September 30, 1995 acquisition of Washington County National Bank, headquartered in Williamsport, Maryland.

        The Board of Directors declared a regular quarterly cash dividend of $.25 per share, payable May 10 to shareholders of record May 4, representing an 8.7% increase over the May 1995 dividend.

        Reflecting the strong capital position of the corporation and confidence in our future performance, the Board also declared a 10% stock dividend payable June 17 to shareholders of record June 3.

        For further information contact Ray L. Wolfe, Chairman & CEO, or Lauren L. Shutt, Secretary.